Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-1699
P.O. Box 778
Deerfield, IL 60015-0778

Contact:  Nancy Krejsa

Dade BEHRING REPORTS 5 PERCENT REVENUE GROWTH IN THE
SeCOND QUARTER, 2006

Earnings per share increases 139 percent

Deerfield, IL (July 25, 2006)— Dade Behring Holdings, Inc. (NASDAQ:DADE) today reported second quarter earnings per share of $0.43, an increase of $0.25 per share over the second quarter of 2005 and also reported revenue of $445 million, an increase of 5 percent on both a reported and constant currency1 basis. Revenue for the six months ended June 30, 2006 increased $24 million or 3 percent to $860 million, while earnings per share increased $0.36 or 80 percent.

“Our strong and consistent financial performance is directly related to the ability of our people to effectively execute our customer excellence business strategy,” said Jim Reid-Anderson, Chairman, President and CEO, Dade Behring.  “We are highly focused on providing practical, relevant solutions to meet the needs of clinical laboratory customers around the globe, which positions us well for long-term growth.”

Pre-tax income in the quarter of $57.8 million included $5.0 million of stock-based compensation expense as compared to $1.1 million in the same quarter last year.  This expense negatively impacted earnings per share by $0.04 and $0.07 in the second quarter and six months ended June 30, 2006, respectively.  A portion of the reported earnings growth was attributable to $32.4 million of pre-tax charges related to the company’s second quarter, 2005 debt refinancing, which negatively impacted that period’s earnings per share by $0.23.

The company’s worldwide installed base of instruments grew to 39,300 as of June 30, 2006, a 1.3 percent increase for the quarter and a year-over-year increase of 7.5 percent.

Cash flow from operations, after investing activities and excess tax benefits from stock-based compensation, was $20 million for the second quarter and $66 million June year-to-date. The company paid a cash dividend of $0.05 per common share totaling $4.3 million during the quarter and repurchased $57 million of its common stock.  During the last four quarters the company has repurchased $234 million of its common stock.

The first six months of spending for research and development increased $11 million or 15 percent over the same period last year, and represented 9.1 percent of revenue.

“An ongoing driver of our success has been new product introductions,” said John Duffey, Chief Financial Officer and Senior Vice President, Dade Behring.  “Investing in new technology is a high priority for us, given our goal of creating incremental value for shareholders.”

Cash earnings per share2 was $0.68 and $1.32 for the second quarter and six months ended June 30, 2006, an increase of 70 percent and 37 percent, respectively.

Second Quarter, 2006 Revenue Details:

•                U.S. sales increased 6.8 percent with 9.5 percent growth in reagent, service and operating lease revenue.

•                Revenue outside the United States increased 3.5 percent on a constant currency basis

•                The chemistry, hemostasis and microbiology product lines generated strong growth.

Second Quarter 2006 Announcements:

During the second quarter, the company announced it had granted rights to American Diagnostica for the in vitro diagnostic use of Factor VII –activating protease (FSAP) for the development of early stage cardiovascular disease tests and to study the role of FSAP in coagulation disorders.

The company also announced the cardiac-specific CardioPhase® hsCRP test for the Dimension® integrated chemistry systems. This cardiac specific high sensitivity C-reactive protein (hsCRP) test has been cleared by the FDA for both risk assessment of future cardiovascular disease and risk stratification for the prognosis of recurrent events.

In addition, during the quarter, the company announced it has been awarded the Premier Inc. Healthcare Alliance 2006 Pinnacle Award for supplier performance.  The 2006 Pinnacle Award was presented to nine companies out of an eligible 400 contracted suppliers based upon meeting and exceeding the expectations of Premier and its members.

About Dade Behring

With 2005 revenue of nearly $1.7 billion, Dade Behring is the world's largest company solely dedicated to clinical diagnostics.  It offers a wide range of products, systems and services designed to meet the day-to-day needs of laboratories, delivering innovative solutions to customers and enhancing the quality of life for patients.  Additional company information is available on the Internet at www.dadebehring.com.

# # #

1. "Constant currency" is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. "Constant currency," as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

2. "Cash earnings per share" is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company's 2002 restructuring.

Dade Behring Holdings, Inc.
Revenue By Product Line
and Region (unaudited)
(Dollars in millions)

	Quarter Ended June 30,		% Change
				On a Constant
Product Line	2006	2005	Reported	Currency Basis *
Core Products
Core Chemistry	$295.1	$276.9	6.6%	6.5%
Hemostasis	79.9	75.8	5.4%	5.2%
Microbiology	41.2	40.3	2.2%	3.5%
Infectious Disease Diagnostics	21.8	22.7	-4.0%	-4.1%
Total Core Products	438.0	415.7	5.4%	5.4%
Non-Core Products	6.5	7.8	-16.7%	-21.0%
Total	$444.5	$423.5	5.0%	5.0%

Region
United States	$204.1	$191.1	6.8%	6.8%
Non-U.S.	240.4	232.4	3.4%	3.5%
Total	$444.5	$423.5	5.0%	5.0%

	Six-Months Ended June 30,		% Change
				On a Constant
Product Line	2006	2005	Reported	Currency Basis *
Core Products
Core Chemistry	$570.1	$544.2	4.8%	6.3%
Hemostasis	156.8	151.7	3.4%	5.5%
Microbiology	77.3	79.0	-2.2%	-0.1%
Infectious Disease Diagnostics	43.1	44.3	-2.7%	0.3%
Total Core Products	847.3	819.2	3.4%	5.2%
Non-Core Products	12.9	17.2	-25.0%	-25.6%
Total	$860.2	$836.4	2.8%	4.6%

Region
United States	$399.4	$378.1	5.6%	5.6%
Non-U.S.	460.8	458.3	0.5%	3.7%
Total	$860.2	$836.4	2.8%	4.6%

*              “Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.
Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
(Dollars in millions, except share-related data)	2006	2005

Assets

Current assets:
Cash and cash equivalents	$23.4	$34.6
Accounts receivable, net	355.2	315.7
Inventories	187.2	165.0
Prepaid expenses and other current assets	21.7	24.5
Deferred income taxes	51.6	54.2
Total current assets	639.1	594.0

Property, plant and equipment, net	452.1	429.5
Deferred income taxes	200.0	199.3
Identifiable intangible assets, net	351.0	356.9
Goodwill	176.7	187.8
Other assets	31.2	33.1
Total assets	$1,850.1	$1,800.6

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$9.3	$5.5
Accounts payable	68.0	75.4
Accrued liabilities	249.2	248.8
Total current liabilities	326.5	329.7

Long-term debt	418.6	386.0
Deferred income taxes	20.2	16.6
Other liabilities	178.2	159.9
Total liabilities	943.5	892.2

Commitments and contingencies

Shareholders’ equity:
Common stock: $.01 par value; 150,000,000 shares authorized at
June 30, 2006 and December 31, 2005, respectively; 86,272,714 and
88,029,061 shares issued and outstanding at June 30, 2006 and
December 31, 2005, respectively	0.9	0.9
Additional paid-in capital	623.5	708.8
Unearned stock-based compensation	—	(3.6)
Retained earnings	259.4	196.3
Accumulated other comprehensive income	22.8	6.0
Total shareholders’ equity	906.6	908.4
Total liabilities and shareholders’ equity	$1,850.1	$1,800.6

Dade Behring Holdings, Inc.
Consolidated Statements of Operations (unaudited)

	Quarter Ended June 30,		Period Ended June 30,
(Dollars in millions, except per share data)	2006	2005	2006	2005

Net sales	$444.5	$423.5	$860.2	$836.4
Cost of goods sold	198.3	181.4	381.4	371.1
Gross profit	246.2	242.1	478.8	465.3

Operating costs and expenses:
Marketing and administrative expenses	141.2	140.8	278.4	276.0
Research and development expenses	41.1	34.5	78.5	68.0
Income from operations	63.9	66.8	121.9	121.3

Other income (expense):
Interest expense	(5.7)	(18.1)	(12.1)	(30.5)
Interest income	1.4	1.7	2.5	2.6
Foreign exchange (loss) gain	(1.7)	(0.1)	0.3	(2.3)
Loss on redemption/purchase of senior subordinated notes	—	(24.0)	—	(24.0)
Other	(0.1)	—	(0.4)	(0.8)
Income before income tax expense	57.8	26.3	112.2	66.3
Income tax expense	20.2	9.2	40.4	24.0
Net income	$37.6	$17.1	$71.8	$42.3

Basic shares outstanding	86.9 million	88.8 million	87.3 million	88.4 million
Diluted shares outstanding	88.3 million	93.2 million	88.9 million	93.0 million

Basic earnings per common share	$0.43	$0.19	$0.82	$0.48
Diluted earnings per common share	$0.43	$0.18	$0.81	$0.45

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$53.5	$54.9	$128.5	$105.7
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	29.1	10.6	30.3	27.9
Capital expenditures and investment in licensing agreements	(39.4)	(33.0)	(75.6)	(60.7)
Income tax expense	20.2	9.2	40.4	24.0
Cash paid during the period for taxes	(3.8)	(4.4)	(6.6)	(7.6)
Cash Earnings (*)	$59.6	$37.3	$117.0	$89.3

Net income to Cash Earnings reconciliation:
Net income	$37.6	$17.1	$71.8	$42.3
Depreciation and amortization (including amortization
of debt issuance costs)	40.0	47.3	77.0	88.7
Capital expenditures and investment in licensing agreements	(39.4)	(33.0)	(75.6)	(60.7)
Stock-based compensation expense	5.0	1.1	10.0	2.6
Income tax expense	20.2	9.2	40.4	24.0
Cash paid during the period for taxes	(3.8)	(4.4)	(6.6)	(7.6)
Cash Earnings (*)	$59.6	$37.3	$117.0	$89.3

(*)                    “Cash earnings” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

Dade Behring Holdings, Inc.
Consolidated Statements of Cash Flows (unaudited)

	Period Ended	Period Ended
(Dollars in millions)	June 30, 2006	June 30, 2005

Operating Activities:
Net income	$71.8	$42.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	77.0	88.7
Net loss on disposal of fixed assets	2.6	1.1
Stock-based compensation expense	10.0	2.6
Deferred income taxes	16.8	12.6
Changes in balance sheet items	(49.7)	(41.6)
Net cash flow provided by operating activities	128.5	105.7

Investing Activities:
Capital expenditures	(75.0)	(58.5)
Investment in licensing agreements	(0.6)	(2.2)
Net cash flow utilized for investing activities	(75.6)	(60.7)

Financing Activities:
Net borrowings (repayments) related to short-term debt	3.6	(7.5)
Repayments of borrowings under former bank credit agreement	—	(158.3)
Redemption/purchase of senior subordinated notes	—	(275.0)
Borrowings under new revolving credit facility	323.7	452.1
Repayments of borrowings under new revolving credit facility	(291.1)	(56.1)
Payment of debt issuance costs	—	(2.7)
Proceeds from exercise of stock options	11.4	10.8
Proceeds from employee stock purchase plan	5.2	4.7
Excess tax benefits from stock-based compensation	12.9	—
Repurchases of common stock	(121.8)	—
Dividends paid	(8.7)	(2.7)
Net cash flow utilized for financing activities	(64.8)	(34.7)

Effect of foreign exchange rates on cash	0.7	(0.8)

Net (decrease) increase in cash and cash equivalents	(11.2)	9.5

Cash and Cash Equivalents:
Beginning of Period	34.6	30.0

End of Period	$23.4	$39.5